EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-88475; Form S-8 No. 333-39309; Form S-8 No. 333-14145, Form S-8 No. 333-53632; Form S-8 No. 333-99959; Form S-8 No. 333-125050; Form S-3 No. 333-52522; Form S-3 No. 333-65720; Form S-3 No. 333-118376 and Form S-3 No. 333-118377) of Toreador Resources Corporation and of our report dated March 8, 2005, with respect to the consolidated financial statements of Toreador Resources Corporation included in this Amendment No. 1 to the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ HEIN & ASSOCIATES LLP

Dallas, Texas

August 5, 2005